Exhibit (n)(4)

Consent of Independent Auditor
We have issued our reports dated April 4, 2018, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2017 and 2016, and dated March 17, 2017, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2016 and 2015, included in the Prospectus of Prospect Capital Corporation on Form N-2, dated October 23, 2018. We hereby consent to the inclusion of said reports in the Prospectus of Prospect Capital Corporation on Form N-2, dated October 23, 2018.

/s/ RSM US LLP
Raleigh, North Carolina
October 23, 2018